Exhibit 10.1

July 10, 2006

Graham P. Allaway, Ph.D.

14205 White Water Way

Darnestown, MD 20878

Dear Graham,

On behalf of Panacos Pharmaceuticals, Inc. (“Panacos” or the “Company”), I am very pleased to confirm the terms of your promotion to President. The following summarizes the terms of your compensation in your new position and sets forth other terms and conditions of your promotion. Of course, not all of the terms and requirements of your employment can be set forth in this letter, and I encourage you to contact Stephen Andre or me with any questions you may have.

1. Position: Your position will be as President and Chief Operating Officer, reporting to the CEO or Acting CEO. We expect that you will perform any and all duties and responsibilities associated with this position, as determined by the CEO or Acting CEO, in a satisfactory manner and to the best of your abilities at all times.

2. Effective Date/Nature of Relationship: You will assume the role of President on July 10, 2006. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment at Panacos continues to be at-will employment, which may be terminated by you or Panacos at any time for any reason with or without advance notice.

3. Compensation/Benefits: Your Base Pay as President shall be annualized at $275,000 minus customary deductions for federal and state taxes and the like, and shall be paid in accordance with the Company’s usual payroll practices. This Base Pay shall take effect as of June 14, 2006. You will also be eligible to receive an Annual Cash Bonus each calendar year, targeted at 35% of your annual Base Pay, provided that you must be employed by the Company at the time of payment. The award and amount (which may be less than or greater than the target amount) of any Annual Cash Bonus shall be determined at the sole discretion of Panacos, and shall be based on the Company’s assessment of your achievement of mutually agreed upon performance goals (both individual and Company) and your continued employment with the Company. Any Annual Cash Bonus will be paid within sixty (60) days following the end of the calendar year to which it relates.

In connection with your promotion, and subject to the approval of the Panacos Board of Directors, you will be granted 60,000 shares of Panacos restricted common stock, pursuant to the terms of Section 5 below and a formal restricted stock agreement and subject to the applicable stock plan. Neither the formal restricted stock agreement nor any applicable Panacos stock plan creates any obligation on the Company’s part to employ you for any particular period of time. The restrictions on the restricted stock will lapse on May 31, 2007, provided that you must be employed as of that date. In addition, all then-unvested stock options granted to you on June 1, 2004 (totaling 70,534 shares) shall vest on May 31, 2007, subject to your continued employment on that date.

In addition to your compensation, you may continue to take advantage of various benefits offered by the Company, including Panacos’s medical, disability and life insurance, dependent care and medical flexible spending plans, 401(k) plan, and paid vacation and holiday time. These benefits, of course, may be modified or discontinued from time to time at the sole discretion of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Vacation and holidays are governed by Company policy.

4. Confidentiality: This promotion is contingent on your execution of the attached Employee Non-Disclosure, Non-Competition and Inventions Agreement. This Agreement is necessary to protect the Company’s trade secrets, confidential information and/or goodwill.

5. Termination of Employment/Severance and Other Benefits: As stated, your employment with Panacos is at-will, which means that either you or Panacos may end the employment relationship at any time, for any reason, with or without notice. Notwithstanding the foregoing, if you are terminated as set forth in this section, the Company will provide you with the severance and benefits set forth in this section, conditioned upon your timely execution of a separation agreement, in a form acceptable to the Company, containing a general release of claims against the Company; provided that this Section 5 shall be limited to the minimum extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or any successor statute, regulation and guidance thereto (collectively “Code Section 409A”), so that it will not cause adverse tax consequences with respect to Code Section 409A.

a. If your employment is terminated by the Company without Cause (as defined in the Addendum, attached hereto) or if you resign for Good Reason (as defined in the Addendum): (i) the Company will pay you severance of one year’s Base Pay, paid out over time in accordance with the Company’s then-current payroll practices; (ii) the Company will continue to pay its portion of the cost to continue your medical and dental coverage for one year following the termination date, pursuant to COBRA; (iii) any stock options that would have vested during the twelve (12) month period following the termination date (had such termination not occurred) will accelerate and vest as of the termination date; and (iv) you will have twelve (12) months from the date of your termination to exercise any vested stock options, provided that such extension may cause the options to become non-qualified options.

b. If, within twelve months following a Change of Control (as defined in the Addendum), your employment is terminated by you for Good Reason (as defined in the Addendum) or by the Company for reasons other than Cause (as defined in the Addendum), then in lieu of 5(a): (i) the Company will pay you severance of one year’s Base Pay, paid out over time in accordance with the Company’s then-current payroll practices; (ii) the Company will continue to pay its portion of the cost to continue your medical and dental coverage for one year following the termination date, pursuant to COBRA; (iii) on the effective date of such termination or resignation, any outstanding options shall accelerate and become automatically exercisable and the restrictions on any restricted stock then held by you shall lapse; and (iv) you will have twelve (12) months from the date of your termination to exercise any exercisable stock options, provided that such extension may cause the options to become non-qualified options.

6. Miscellaneous: This letter, together with the attached Addendum, the Employee Non-Disclosure, Non-Competition and Inventions Agreement, and your relevant stock option agreements and restricted stock agreement, constitutes our entire offer regarding the terms and conditions of your continued employment with the Company and your promotion. It supersedes any prior agreements or other promises or statements (whether oral or written) regarding the offered terms.

You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A. If so requested by you, the Company will negotiate in good faith and with you will jointly execute an amendment to modify this offer letter to the extent necessary to comply with the requirements of Code Section 409A; provided, that no such amendment shall increase the total financial obligation of Company under this offer letter.

The terms of your employment shall be governed by the law of the State of Maryland, without giving effect to conflict of law principles. By accepting this offer of promotion, you agree that any action, demand, claim or counterclaim in connection with your employment with Panacos, or any separation of employment (whether voluntary or involuntary) from Panacos, shall be resolved in a court of competent jurisdiction in the Commonwealth of Maryland by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and returning it to Stephen Andre.

Sincerely,

/s/ Peyton Marshall
Peyton Marshall
CFO and Acting CEO

Agreed and Accepted:

/s/ Graham P. Allaway
Graham P. Allaway, Ph.D.

Date:	July 10, 2006
(Please date after you sign)

ADDENDUM

(a) For purposes hereof, “Cause” shall mean willful misconduct by Graham P. Allaway, Ph.D. (“Allaway”) or willful failure by Allaway to perform his responsibilities to the Company (including, without limitation, breach by Allaway of any provision of any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between Allaway and the Company) that continues for fifteen (15) days after the Company has given written notice to Allaway specifying in reasonable detail the manner in which Allaway has failed to perform such duties or comply with such directions.

(b) For purposes hereof, “Good Reason” means any of the following, if implemented without Allaway’s consent:

i. the loss of the titles of President and Chief Operating Officer, which the Company or its successor has failed to remedy within fifteen (15) days following Allaway’s delivery to the Company or its successor of written notice of such loss of title;

ii. an alteration of Allaway’s direct reporting structure such that he no longer reports directly to the CEO/Acting CEO of the Company or its successor;

iii. a reduction in Allaway’s Base Pay following a merger or acquisition; or

iv. material breach by the Company or its successor of the terms of Allaway’s employment agreement with the Company or its successor (including the failure to grant equity promised thereunder).

(c) For purposes hereof, a “Change of Control” means the occurrence of any of the following events, but only to the extent each of the following is interpreted in a manner consistent with the meaning of “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Code Section 409A, and limited to the extent necessary so that it will not cause adverse tax consequences with respect to Code Section 409A:

i. a merger or consolidation in which:

1. the Company is a constituent party, or

2. a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

In the case of (1) or (2) above, except any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51%, by voting power and economic interest, of the capital stock of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or

ii. the sale, in a single transaction or series of related transactions,

1. by the Company of all or substantially all of the assets of the Company (except where such sale is to a wholly owned subsidiary of the Company) or

2. by the stockholders of the Company of at least 51%, by voting power and economic interest, of the then-outstanding capital stock of the Company.